AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION
                                ON JUNE 12, 2000

================================================================================

                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant To Section 14(a) of the
                        Securities Exchange Act of 1934.

Filed by the Registrant [__]
Filed by a Party other than the Registrant [X]

Check the appropriate box:
      [__] Preliminary Proxy Statement
      [__] Confidential, For Use of the Commission Only (as permitted by Rule
           14a-6 (e) (2))
      [__] Definitive Proxy Statement
      [X ] Definitive Additional Materials
      [__] Soliciting Material Under Rule 14a-12

                               DEXTER CORPORATION

--------------------------------------------------------------------------------
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                      INTERNATIONAL SPECIALTY PRODUCTS INC.
                              ISP INVESTMENTS INC.

--------------------------------------------------------------------------------
    (NAME OF PERSON (S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):

      [X] No fee required.
      [_] Fee computed on table below per Exchange Act Rules 14a-6(I) (1) and
          0-11.

         1) Title of each class of securities to which transaction applies:



                  -------------------------------------------------------------

         2)       Aggregate number of securities to which transaction applies:



                  -------------------------------------------------------------

         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):



                  -------------------------------------------------------------

         4)       Proposed maximum aggregate value of transaction:



                  -------------------------------------------------------------

NY2:\875649\01\54104.0016

         5)       Total fee paid:



                  -------------------------------------------------------------


     [_] Fee paid previously with preliminary materials:


                  -------------------------------------------------------------

     [_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     1)       Amount previously paid:
     2)       Form, Schedule or Registration Statement No.:
     3)       Filing Party:
     4)       Date Filed:


================================================================================

FOR IMMEDIATE RELEASE               CONTACT:
Monday, June 12, 2000               Edward G. Novotny & Associates, Inc.
                                    (212) 490-2065/2977



                  INTERNATIONAL SPECIALTY PRODUCTS SENDS LETTER
                  ---------------------------------------------
                             TO DEXTER SHAREHOLDERS
                             ----------------------


     WAYNE, NJ - International Specialty Products Inc. (NYSE - "ISP") has sent the following letter to the Shareholders of Dexter Corporation (NYSE - "DEX"):

June 12, 2000


Fellow Dexter Shareholder:

You have a simple but important choice to make at Dexter's June 30th Annual
Meeting:

         o You can choose to support the status quo and the current Dexter Board that has so far been unable, after months of optimistic prognostications, to realize on its so-called "value maximization program"

OR

         o You can send a loud and clear message to Dexter's Board that you are tired of their delay by electing directors who are committed to ISP's $45 per share cash proposal or a superior proposal.

This is what this election contest is about, and we ask you to consider the following and decide for yourself:

It has been six months since ISP first made its December 14th $45 per share cash proposal. During that time, Dexter has completely failed to demonstrate that its "value maximization program" will result in an outcome superior to our $45 per

NY2:\921258\01\54104\0016
share cash proposal. ISP, on the other hand, is ready, willing, and able to proceed with the Dexter acquisition and has received a firm commitment from Chase to finance the transaction. Moreover, as further evidence of our commitment, ISP has invested hundreds of millions of dollars to acquire major stakes in Dexter and Life Technologies and has expended substantial resources on commitment fees, due diligence, legal fees, and other related expenses.

Mr. Walker has sought to blame ISP for the apparent failure to date of his "value maximization program." He has criticized ISP for asking a Connecticut court to do nothing more than assure Dexter shareholders that they would have the right to determine for themselves such fundamental issues as those involving the possible liquidation of Dexter. If the piecemeal liquidation of Dexter is so clearly beneficial to the Company's shareholders, ask yourself why Mr. Walker and his Board are unwilling to commit to submit this to a shareholder vote?

As you are already aware, ISP reluctantly withdrew the increase in the price of its proposal from $45 to $50 per share on May 23rd well after Mr. Walker and his Board, in apparent disregard for the best interests of Dexter shareholders, had ignored ISP's repeated warnings that we were struggling to keep in place the $5 increase we had made to our original proposal. In fact, the withdrawal of the increase would not have happened had Mr. Walker and his Board promptly accepted our proposal. In deciding to do so, ISP concluded, as a matter of business judgment, that it had no alternative as a result of the cumulative impact of Dexter's actions over the last six months, the extreme volatility in the financial markets, and rapidly rising interest rates.

You should know that just last week Dexter acknowledged, in its own proxy statement, that the separation of Life Technologies and Dexter's chemical businesses, presumably involved in the piecemeal liquidation of Dexter, could result in a "potentially enormous tax cost." We have repeatedly asked Mr. Walker to disclose to Dexter shareholders accurate information concerning this matter. Ask yourself why Dexter continues to withhold such critical information from its shareholders?



    *                 *                *                 *                *


We believe that Dexter shareholders, and not Mr. Walker, should evaluate what ISP, on the one hand, and Dexter's management and its Board, on the other, have done and will do for shareholders. In so doing, we ask you to consider the following FACTS:

         o Over the more than 11 years that Mr. Walker has been Dexter's Chief Executive, which paralleled the longest running bull market in American history, Dexter's stock has badly under performed both market and industry averages. In contrast, we believe that ISP, through our acquisition of 9.9% of Dexter shares and our subsequent proposal to acquire the remaining shares, has helped create almost as much shareholder wealth over the last six months as Mr. Walker has over the previous 11 years.

         o ISP has an investment in Dexter and Life Technologies currently valued at more than $ 270 million, paid for with our own money and at full market prices. In contrast, Mr. Walker, his fellow senior officers, and the Company's entire Board have an investment in Dexter and Life Technologies that is only a small fraction of ours - with many of Mr. Walker's shares, and those of his fellow senior managers, having been purchased at below market prices pursuant to the Company's stock option program.

         o ISP rejected Dexter's January 20th offer to purchase, at a premium, its Life Technologies shares because we believed that "providing benefits to ISP not available to other Dexter shareholders is simply inappropriate." In sharp contrast, Dexter's Board has arranged for Mr. Walker and other members of Dexter management to receive what we believe to be extraordinary special benefits, payable as a result of golden parachute and other related agreements, which could cost Dexter and its shareholders tens upon tens of millions of dollars. Ask yourself: Why have Mr. Walker and his Board repeatedly ignored ISP's request to disclose the cost of these "special benefits?"

YOUR VOTE IS EXTREMELY IMPORTANT AS THE FUTURE VALUE OF YOUR INVESTMENT IS AT STAKE.

Ask yourself: What will happen to Dexter's stock price if the attempts by Mr. Walker and his Board to block our acquisition of Dexter are successful? What assurance can they give you that the Company's stock price will not return to below $33 per share?

VOTE TO PROTECT YOUR INTERESTS AND PRESERVE YOUR OPPORTUNITY TO BENEFIT FROM ISP'S $45 PER SHARE CASH PROPOSAL OR A SUPERIOR PROPOSAL! SIGN, DATE AND RETURN THE ENCLOSED GOLD PROXY CARD TODAY.

If you have any questions or need assistance voting your shares, please call Innisfree M&A Incorporated, toll-free, at (888) 750-5834.

Thank you for your continued support.

/s/ Samuel J. Heyman
Chairman of the Board

/s/ Sunil Kumar
President and Chief Executive Officer

================================================================================


                  If you have any questions or need assistance
               voting your shares, Please call the firm assisting
                            us in this solicitation:

                           INNISFREE M&A INCORPORATED

                           TOLL-FREE AT 1-888-750-5834

                (BANKS AND BROKERS CALL COLLECT AT 212-750-5833)


================================================================================


                                     * * * *

     International Specialty Products Inc. is a leading multinational manufacturer of specialty chemicals and mineral products.

     ISP HAS FILED A FINAL, DEFINITIVE PROXY STATEMENT WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION RELATING TO ISP'S SOLICITATION OF PROXIES FROM THE SHAREHOLDERS OF DEXTER CORPORATION FOR USE AT DEXTER'S 2000 ANNUAL MEETING. ISP STRONGLY ADVISES ALL DEXTER SHAREHOLDERS TO READ THE PROXY STATEMENT BECAUSE IT CONTAINS IMPORTANT INFORMATION. THE PROXY STATEMENT HAS BEEN MAILED TO ALL OWNERS OF DEXTER COMMON STOCK AS OF THE MAY 15 RECORD DATE AND IS AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP:\\WWW.SEC.GOV. DEXTER SHAREHOLDERS MAY ALSO OBTAIN THE PROXY STATEMENT FOR FREE FROM INNISFREE M&A INCORPORATED, BY CALLING (888) 750-5834.

     This press release may contain "forward looking statements" within the meaning of the federal securities laws with respect to the Company's financial results and future operations and, as such, concerns matters that are not historical facts. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in such statements. Important factors that could cause such differences are discussed in the Company's Annual Report on Form 10-K, that is filed with the U.S. Securities and Exchange Commission and are incorporated herein by reference.